CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Trigger Participation	$9,000,000	$1,043.10
Securities due 2020

PROSPECTUS Dated February 16, 2016	Pricing Supplement No. 1,622 to
PROSPECTUS SUPPLEMENT Dated February 16, 2016	Registration Statement Nos. 333-200365; 333-200365-12
Dated June 20, 2017
Rule 424(b)(2)

$9,000,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Trigger Participation Securities Based on the Value of the Solactive US Multi Factor Select 50 Index due June 29, 2020

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger Participation Securities Based on the Value of the Solactive US Multi Factor Select 50 Index due June 29, 2020, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the Solactive US Multi Factor Select 50 Index, which we refer to as the index, from the pricing date to the valuation date. If the index has increased in value, you will receive a return on your investment equal to the index percent increase. If the index has remained unchanged or has depreciated in value, but has not declined to below the trigger level of 175.104, which is 90% of its initial index value, the securities will redeem for par. However, if the index has declined to below the trigger level, investors will lose 1% for every 1% decline in the index over the term of the securities. There is no minimum payment at maturity on the securities. Accordingly, investors may lose their entire initial investment in the securities. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the limited protection against loss that applies only if the final index value is greater than or equal to the trigger level. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The Solactive US Multi Factor Select 50 Index (the “index”) is a quantitative, rules-based index launched on June 14, 2017, and calculated and published by Solactive AG (the “Index Sponsor”). The index is intended to track the price movements of 50 U.S. stocks selected from the Solactive US Large Cap Index (the “Base Index”) on a quarterly basis through a ranking of the Base Index stocks compiled using four separate objective factors. On the last trading day of each February, May, August and November (each, a “Selection Day”), the index ranks each of the Base Index stocks based on each of the following four factors: (1) Earnings Yield (higher being better), (2) Return on Assets (higher being better), (3) 6-Month Price Momentum (higher being better) and (4) 6-Month Realized Volatility (lower being better). The index then averages the scores of each Base Index stock for each of the four factors, and the stocks with the 50 highest average scores are selected for inclusion in the index, beginning on the fifth business day following the Selection Day (each, an “Adjustment Day”) until the next quarterly Adjustment Day. The 50 stocks selected for inclusion in the index are assigned initially equal weightings (i.e., 2% each) on the relevant Adjustment Day. For more information, see “Annex A - The Solactive US Multi Factor Select 50 Index” beginning on page PS-39.

An investment linked to the index involves risks. See “Risk Factors” beginning on page PS-8.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and original issue price of each security is $1,000.

•	We will not pay interest on the securities.

•	At maturity, you will receive an amount of cash per security based on the final index value, which is the closing value of the index on the valuation date, as follows:

º	If the final index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the product of $1,000 and the index percent increase.

º	If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level of 175.104, which is 90% of the initial index value, meaning the value of the index has remained unchanged or has declined by no more than 10% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000.

º	If the final index value is less than the trigger level of 175.104, which is 90% of the initial index value, meaning the value of the index has declined by more than 10% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 × index performance factor. Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 10%, and possibly all, of your investment.

Please see the graph illustrating the payment at maturity in “Hypothetical Payout on the Securities at Maturity” on PS-7.

•	The index percent increase will be a fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value.

•	The index performance factor will be a fraction equal to the final index value divided by the initial index value.

•	The initial index value is 194.56, which is the index closing value on June 20, 2017, the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

•	The final index value will equal the index closing value on the valuation date.

•	The valuation date will be June 22, 2020, subject to postponement for non-index business days and certain market disruption events.

•	Investing in the securities is not equivalent to investing in the index or its component stocks.

•	The securities will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is $940.90 per security. See “Summary of Pricing Supplement” beginning on PS-3.

•	The CUSIP number for the securities is 61768CLF2. The ISIN for the securities is US61768CLF22.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Us(2)
Per security	$1,000	$30	$970
Total	$9,000,000	$270,000	$8,730,000
(1)	Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $30 for each security they sell. See “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of the Securities—Use of Proceeds and Hedging” beginning on PS-24.

The Agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Description of the Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the securities:

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The securities do not pay interest and do not guarantee the return of any principal at maturity. The securities have been designed for investors who are willing to forgo market floating interest rates in exchange for a payment at maturity depending on the performance of the Solactive US Multi Factor Select 50 Index, which we refer to as the index, from the pricing date to the valuation date. If, as of the valuation date, the index has appreciated at all as compared to the initial index value, you will realize a positive return on your investment in the securities equal to the index percent increase. If the index has remained unchanged or has depreciated in value, but has not declined to below the trigger level of 175.104, which is 90% of its initial index value, the securities will redeem for par. However, if the index has declined as of the valuation date to below the trigger level, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 10%, and possibly all, of your investment. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. All payments on the securities are subject to our credit risk.

Each security costs $1,000	We are offering the Trigger Participation Securities Based on the Value of the Solactive US Multi Factor Select 50 Index due June 29, 2020, which we refer to as the securities. The stated principal amount and original issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $940.90.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the index, instruments based on the index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The securities do not guarantee the return of any principal at maturity; no interest	Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing value of the index on the valuation date, and this amount may be significantly less than the stated principal amount of the securities and could be zero. If the index declines as of the valuation date to below the trigger level of 90% of the initial index value, for every 1% decline in the index, you will lose an amount equal to 1% of the principal amount of your securities. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Payment at maturity depends on the final index value	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the closing value of the index on the valuation date, determined as follows:

• If the final index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + $1,000 × the index percent increase where,
index percent increase =	final index value – initial index value
initial index value
final index value =	The closing value of the index on June 22, 2020, which we refer to as the valuation date, subject to postponement for non-index business days and certain market disruption events

initial index value =	194.56, which is the closing value of the index on June 20, 2017, which we refer to as the pricing date

• If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level of 175.104, which is 90% of the initial index value, meaning the value of the index has remained unchanged or has declined by no more than 10% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000

• If the final index value is less than the trigger level of 175.104, which is 90% of the initial index value, meaning the value of the index has declined by more than 10% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 × (index performance factor)

where,

index performance factor	=	final index value initial index value

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 10%, and possibly all, of your investment. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

All payments on the securities are subject to our credit risk.

Beginning on PS-7, in the section titled “Hypothetical Payout on the Securities at Maturity,” we have provided a graph illustrating the payout on the securities at maturity over a range of hypothetical closing values of the index on the valuation date. The examples do not show every situation that can occur.

You can review the hypothetical retrospective and historical values of the index in the section of this pricing supplement called “Description of the Securities—Hypothetical Retrospective and Historical Information” starting on PS-23. Investors should be aware that no actual investment which allowed a tracking of the performance of the index was possible at any time prior to June 14, 2017. Such data must be considered illustrative only. You cannot predict the future performance of the index based on its hypothetical retrospective and historical performance.

Investing in the securities is not equivalent to investing in the index or its component stocks.

The securities are linked to the Solactive US Multi Factor Select 50 Index	The Solactive US Multi Factor Select 50 Index is a quantitative, rules-based index launched on June 14, 2017, and calculated and published by Solactive AG. The index is intended to track the price movements of 50 U.S. stocks selected from the Solactive US Large Cap Index (the “Base Index”) on a quarterly basis through a ranking of the Base Index stocks compiled using four separate objective factors. On the last trading day of each February, May, August and November, the index ranks each of the Base Index stocks based on each of the following four factors: (1) Earnings Yield (higher being better), (2) Return on Assets (higher being better), (3) 6-Month Price Momentum (higher being better) and (4) 6-Month Realized Volatility (lower being better). The index then averages the scores of each Base Index stock for each of the four factors, and the stocks with the 50 highest average scores are selected for inclusion in the index, beginning on the fifth business day following the Selection Day until the next quarterly Adjustment Day. The 50 stocks selected for inclusion in the index are assigned initially equal weightings (i.e., 2% each) on the relevant Adjustment Day. For more information, see “Annex A - The Solactive US Multi Factor Select 50 Index” beginning on page PS-39.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. has determined the initial index value and the trigger level and will determine the final index value, the index percent increase or the index performance factor, as applicable, whether a market disruption event has occurred and the payment that you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the Agent; conflicts of interest	The Agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” starting on PS-25.

Where you can find more information on the securities	The securities are unsecured debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated February 16, 2016 and the prospectus dated February 16, 2016. We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Description of the Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUT ON THE SECURITIES AT MATURITY

The following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the index. The graph is based on the following terms:

Stated principal amount: $1,000 per security

Trigger level: 90%

•	Upside Scenario. If the final index value is greater than the initial index value, investors will receive at maturity the $1,000 stated principal amount plus 100% of the appreciation of the index over the term of the securities.

•	Par Scenario. If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the stated principal amount of $1,000 per security.

•	Downside Scenario. If the final index value is less than the trigger level, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the full percentage decrease of the index from the initial index value to the final index value. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

o	For example, if the index depreciates 60%, investors would lose 60% of their principal and receive only $400 per security at maturity, or 40% of the stated principal amount.

RISK FACTORS

The securities are not secured debt and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Investing in the securities is not equivalent to investing in the index or its component stocks. This section describes the most significant risks relating to the securities. For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus.

The securities do not pay interest or guarantee any return of principal	The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the closing value of the index on the valuation date. If the final index value decreases to below the trigger level of 90% of the initial index value, you will receive an amount in cash that is at least 10% less than the stated principal amount of each security, and this decrease will be by an amount that is proportionate to the full percentage decrease of the index from the initial index value to the final index value. There is no minimum payment at maturity. Accordingly, you could lose your entire investment in the securities. See “Hypothetical Payout on the Securities at Maturity” on PS-7.

The market price of the securities will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

• the value of the index at any time, including in relation to the trigger level,

• the volatility (frequency and magnitude of changes in value) of the index,

• dividend rates on the securities underlying the index,

• interest and yield rates in the market,

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the index and which may affect the value of the index,

• the time remaining until the maturity of the securities,

• the composition of the index and changes in the constituent stocks of the index, and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is near or below the initial index value, and especially if it is near or below the trigger level.

You cannot predict the future performance of the index based on its hypothetical retrospective and historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the securities.

The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the	You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the

securities	market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The index may not yield future positive performance, and the level of the index may decline substantially	The index follows a strategy that operates on the basis of pre-determined rules to select 50 of the Base Index stocks each quarter using four objective factors: Earnings Yield, Return on Assets, 6-Month Price Momentum and 6-Month Realized Volatility. However, there can be no assurance that the stocks selected by the index using these four factors will perform well during any quarterly period. Accordingly, the index’s strategy may not achieve its objectives. Past performance may not be indicative of future performance, and there is no guarantee that any stock selected for inclusion in the index for a quarterly period will achieve favorable performance in any of the index’s four factors, or favorable returns generally, during such quarterly period. Additionally, there can be no guarantee that the index will not underperform the Base Index or equity markets generally. If the prices of the index components for any quarterly period decline, the level of the index will decline, perhaps significantly. If the final index value is less than the trigger level, you will lose a significant portion or all of your investment.

The index’s methodology may not result in the selection of stocks that exhibit positive performance

There can be no assurance that the stocks selected using the index’s four factors will perform well during any quarterly period, and the 50 stocks included in the index for any quarterly period may underperform other Base Index stocks or the Base Index as a whole. Moreover, even if a Base Index stock exhibits strong performance in one or more of the index’s four factors, it may exhibit weaker performance in other factors and therefore may not be selected for inclusion in the index. If, on any Selection Day, a Base Index stock does not possess a value for the Earnings Yield factor or the Return on Assets factor, the missing value will be replaced by the median of the respective factor of all Base Index stocks. This means that the stock’s overall percentile ranking and potential for inclusion in the index would be determined primarily by the remaining two or three factors. If, on any Selection Day, a Base Index stock does not possess a value for the 6-Month Price Momentum factor or the 6-Month Realized Volatility factor, that stock will not be eligible for inclusion in the index for that quarterly period. This means that the stock will become eligible for inclusion in the index only following a Selection Day for which it has values for both the 6-Month Price Momentum and 6-Month Realized Volatility factors. Additionally, the index’s stock selection methodology will be implemented only once per quarter, based on data observed on the relevant Selection Day, and no adjustments or selections of new stocks based on the index’s four factors will be made between quarterly Adjustment Days.

The index’s rules are fixed and will not be adjusted based on changing market conditions

There can be no assurances that the index’s methodology will yield positive performance in future economic conditions, and past performance of the index (actual or simulated) is not an indication of future performance. The index uses a pre-defined stock selection process that differs from an actively managed strategy in that the component stocks will change only if and as required by the selection criteria and only at each quarterly rebalancing. The index methodology is fixed and will not change over time even if the index underperforms the Base Index and equity markets generally. Accordingly, the index is not actively managed by the Index Sponsor and will not adjust to changing business, financial, geopolitical or other conditions. If the prices of the Index Components for any quarterly period decline, the level of the Index will decline, perhaps significantly. If the final index value is less than the trigger level, you will lose a significant portion or all of your investment.

The future performance of the index may bear little or no relation to the hypothetical retrospective performance of the index

Among other things, the trading prices of the index components throughout each quarterly period will impact the level and the volatility of the index, and the Index Components will likely change on a quarterly basis. It is impossible to predict whether the level of the index will rise or fall.

The index was established on June 14, 2017 and therefore has very limited history

The index was established on June 14, 2017 and therefore has a very limited history. As such, performance for periods prior to the establishment of the index has been retrospectively simulated on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. The methodology of the index used for the calculation and retrospective simulation of the index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this hypothetical retrospective performance is purely theoretical and may not be indicative of future performance. In addition, the Base Index was established on November 4, 2015, and data for periods prior to the establishment of the Base Index have been retrospectively simulated by the Index Sponsor on a hypothetical basis. For any periods during which data for the index or the Base Index did not exist, the simulation is based on simulated data. Investors should be aware that no actual investment which allowed a tracking of the performance of the index was possible at any time prior to June 14, 2017. Such data must be considered illustrative only. The hypothetical retrospective and historical data may not reflect future performance and no assurance can be given as to the level of the index at any time. Additionally, as the index is new and has very limited actual historical performance, any investment in the index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

Adjustments to the index could adversely affect the value of the index

The Index Sponsor may make adjustments to the index on account of extraordinary events, Solactive market disruption events (as described in “Annex A - The Solactive US Multi Factor Select 50 Index”) or a cancellation of the Base Index. Additionally, the Index Sponsor will have the sole discretion to substitute an index component with a successor stock upon the occurrence of a merger, a takeover bid, a delisting, insolvency or the nationalization of a company. Similarly, following the announcement of certain corporate actions by the issuer of an index component, the Index Sponsor will, in its discretion, determine whether such corporate action has a dilution, concentration or other effect on the price of the respective index component, and will make necessary adjustments to the affected index component and/or the formula for calculating the index that it deems appropriate in order to take into account the effect. Also, in the event of a Solactive market disruption event, the Index Sponsor will determine the level of the index, taking into account the market conditions prevailing at that point in time. However, if the calculation agent determines that a Market Disruption Event (as defined under “Description of the Securities – Market Disruption Event”) has occurred on the scheduled valuation date, it will not use the level of the index as published by the Index Sponsor for such day, but will instead follow the procedures set forth under “Description of the Securities – Valuation Date.” Any of these determinations may affect the value of the securities and the amount payable at maturity, if any.

The amount payable on the securities is not linked to the value of the index at any time other than the valuation date	The final index value will be the index closing value on the valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if the value of the index appreciates prior to the valuation date but then drops by the valuation date by more than 10% of the initial index value, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the value of the index prior to such drop. Although the actual value of the index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

Investing in the securities is not equivalent to investing in the index	Investing in the securities is not equivalent to investing in the index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MS & Co. has determined the initial index value and the trigger level, and will determine the final index value, the index percent increase or the index performance factor, as applicable, and the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of the Securities—Valuation Date,” “—Calculation Agent,” “—Alternate Exchange Calculation in Case of an Event of Default,” “—Discontinuance of the Index; Alteration of Method of Calculation” and related definitions. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value, and, therefore, could have increased the value at or above which the index must close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

The U.S. federal income tax consequences of an investment in the securities are uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of our Trigger Participation Securities Based on the Value of the Solactive US Multi Factor Select 50 Index due June 29, 2020.

Aggregate Principal Amount	$9,000,000

Pricing Date	June 20, 2017

Original Issue Date (Settlement Date)	June 27, 2017 (5 Business Days after the Pricing Date)

Maturity Date	June 29, 2020, subject to extension as described in the following paragraph.

If the Valuation Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed. See “––Valuation Date” below.

Issue Price	100% ($1,000 per Security)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61768CLF2

ISIN	US61768CLF22

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Final Index Value is greater than the Initial Index Value, $1,000 plus the product of $1,000 and the Index Percent Increase,

(ii) if the Final Index Value is less than or equal to the Initial Index Value but greater than or equal to the Trigger Level, meaning the value of the Index has remained unchanged or has declined by no more than 10% from the Initial Index Value, the Stated Principal Amount of $1,000, or

(iii) if the Final Index Value is less than the Trigger Level, meaning the value of the Index has declined by more than 10% from the Initial Index Value,

$1,000 x Index Performance Factor

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Trigger Level	175.104, which is 90% of the Initial Index Value. See “Discontinuance of the Index; Alteration of Method of Calculation” below.

Index Percent Increase	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Percent Increase	=	Final Index Value – Initial Index Value
Initial Index Value

Index Performance Factor	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value
Initial Index Value

Initial Index Value	194.56, which is the Index Closing Value on the Pricing Date. See “Discontinuance of the Index; Alteration of Method of Calculation” below.

Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.

Index Closing Value	The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day by the Index Sponsor. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Index	The Solactive US Multi Factor Select 50 Index

Index Sponsor	Solactive AG

Valuation Date	June 22, 2020, subject to postponement for non-Index Business Days or Market Disruption Events as described in the following paragraph.

If the scheduled Valuation Date is not an Index Business Day or if there is a Market Disruption Event on such day, the Valuation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that the Index Closing Value for the Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

If a Solactive Market Disruption Event (as described in “Annex A - The Solactive US Multi Factor Select 50 Index”) occurs, the Index Sponsor will determine the level of the Index, taking into account the market conditions prevailing at that point in time, the last quoted trading price for each of the Index Components, as well as any other conditions that it deems relevant for purposes of determining the level of the Index. However, if the Calculation Agent determines that a Market Disruption Event (as defined below) has occurred on the scheduled Valuation Date, it will not use the level of the Index as published by the Index Sponsor for such day, but will instead follow the procedures set forth in the previous paragraph.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange	The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Book Entry Security or
Certificated Security	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value or whether a Market Disruption Event has occurred. See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Index:

(i) the occurrence or existence of:

(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the

Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to these Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Index;
Alteration of Method of Calculation	If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined, and to the extent the Index Closing Value of the Successor Index differs from the Index Closing Value of the Index at the time of such substitution, proportionate adjustments will be made by the Calculation Agent to the Initial Index Value and Trigger Level.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Sponsor discontinues the publication of the Index prior to, and such discontinuance is continuing on, the Valuation Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the sole opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The Index	The Solactive US Multi Factor Select 50 Index is a quantitative, rules-based index launched on June 14, 2017, and calculated and published by Solactive AG. and is intended to track the price movements of 50 U.S. stocks selected from the Solactive US Large Cap Index on a quarterly basis through a ranking of the Base Index stocks compiled using four separate objective factors. The Index is published under the Bloomberg symbol “SOLMF50.” The Solactive US Multi Factor Select 50 Index is described in more detail in “Annex A – The Solactive US Multi Factor Select 50 Index.”

Hypothetical Retrospective and
Historical Information	The graph below sets forth the hypothetical retrospective and historical performance of the Index for the period from March 7, 2012 through June 20, 2017. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The information regarding the Index prior to June 14, 2017 is a hypothetical retrospective simulation calculated by the Index Sponsor, using the same methodology as is currently employed for calculating the Index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. In addition, the Base Index itself was established on November 4, 2015, and performance data prior to this period have been retrospectively calculated for purposes of retrospectively simulating the performance of the Index.

The hypothetical retrospective and historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on the Valuation Date. The Final Index Value may decline below the Trigger Level so that the Payment at Maturity will be less than the Stated Principal Amount of $1,000 and will represent a loss of at least 10%, and possibly all, of your investment.

Hypothetical Retrospective and Historical Daily Index Closing Values of the Solactive US Multi Factor Select 50 Index

March 7, 2012 through June 20, 2017

* The red vertical line indicates June 14, 2017, which is the date on which the Index was established.

Use of Proceeds and Hedging	The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we hedged our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to have taken positions in the stocks constituting the Index and in futures and/or options contracts on the Index or its component stocks listed on major securities markets. Such purchase activity could have increased the Initial Index Value, and therefore could have increased the value at or above which the Index must close on the Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the Index, futures and/or options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.

As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Index, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $30 for each Security they sell. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Index. Specifically, the Agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.

The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Securities:

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Validity of the Securities	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of

ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)  the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)  neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

•	purchase the Securities in the original offering; and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or settlement of the Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. Subject to the discussion below under “—Possible Taxable Events,” a U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. Subject to the discussion below under “—Possible Taxable Events,” a U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Subject to the discussion below under “—Possible Taxable Events,” any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Taxable Events

In the event of a change in the methodology by which the underlying index is calculated, a change in the components of the underlying index, the discontinuance of the underlying index, the designation of a successor underlying index or other similar circumstances resulting in a material change to the underlying index or a component, it is possible that a Security could be treated, in whole or in part, as terminated and reissued for U.S. federal income tax purposes. In that case, a U.S. Holder might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the Security.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•     the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•     the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•     the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•     the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If a Security is treated as terminated and reissued for U.S. federal income tax purposes as discussed above under “—Possible Taxable Events,” the Security could become a Specified Security at that time. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S.

federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the Securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of the Securities. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material

U.S. federal income tax consequences of an investment in the Securities.

Annex A - The Solactive US Multi Factor Select 50 Index

The Solactive US Multi Factor Select 50 Index (the “Index”) is a quantitative, rules-based index launched on June 14, 2017, and calculated and published by Solactive AG (the “Index Sponsor”). The Index is intended to track the price movements of 50 U.S. stocks selected from the Solactive US Large Cap Index (the “Base Index”) on a quarterly basis through a ranking of the Base Index stocks compiled using four separate objective factors.

On the last trading day of each February, May, August and November (each, a “Selection Day”), the Index ranks each of the Base Index stocks based on each of the following four factors: (1) Earnings Yield (higher being better), (2) Return on Assets (higher being better), (3) 6-Month Price Momentum (higher being better) and (4) 6-Month Realized Volatility (lower being better). The method of assessing the Base Index stocks using each of these factors is described in more detail below. The Index then averages the scores of each Base Index stock for each of the four factors, and the stocks with the 50 highest average scores are selected for inclusion in the Index, beginning on the fifth business day following the Selection Day (each, an “Adjustment Day”) until the next quarterly Adjustment Day. The 50 stocks selected for inclusion in the Index are assigned initially equal weightings (i.e., 2% each) on the relevant Adjustment Day.

The Index’s Four Factors

1)	Earnings Yield – the first factor seeks to track stocks that have exhibited relatively high Earnings Yield. On each Selection Day, the Index calculates the Earnings Yield for each Base Index stock by dividing the last twelve-month trailing earnings-per-share for such stock by the closing price of such stock on the respective Selection Day. Earnings-per-share data are derived from FactSet (formula “FF_EPS”).

2)	Return on Assets – the second factor seeks to track stocks that have exhibited relatively high Return on Assets. On each Selection Day, the Index calculates the Return on Assets for each Base Index stock by dividing the last twelve-month trailing net income for such stock by the total assets for such stock on the respective Selection Day. Trailing net income and total assets data are derived from FactSet (formulas “FF_NET_INC” and “FF_ASSETS,” respectively).

3)	6-Month Price Momentum – the third factor seeks to track stocks that have exhibited relatively high 6-Month Price Momentum. On each Selection Day, the Index calculates the 6-Month Price Momentum for each Base Index stock as the price return of the respective stock over the 6-month period beginning 7 months prior to the relevant Selection Day and ending 1 month prior to the relevant Selection Day.

4)	6-Month Realized Volatility – the fourth factor seeks to track stocks that have exhibited relatively low 6-Month Realized Volatility. On each Selection Day, the Index calculates the 6-Month Realized Volatility for each Base Index stock as the historical volatility of the respective stock over the 6-month period beginning 7 months prior to the relevant Selection Day and ending 1 month prior to the relevant Selection Day. Historical volatility data are derived from FactSet (formula “P_VOLATILITY”).

For each factor, a percentile rank is calculated for each Base Index stock compared to all of the other Base Index stocks. (For the Earnings Yield, Return on Assets and 6-Month Price Momentum factors, the Base Index stocks are ranked from highest to lowest, and for the 6-Month Realized Volatility factor, the Base Index stocks are ranked from lowest to highest, to reflect the fact that the Index seeks to track stocks with relatively lower volatility.) An equally weighted average of the four factor percentile rankings is then calculated for each Base Index stock, and the 50 stocks that rank the highest are selected for inclusion in the Index for the next three months, beginning on the relevant Adjustment Day.

If, on any Selection Day, a Base Index stock does not possess a value for the Earnings Yield factor or the Return on Assets factor, the missing value is replaced by the median of the respective factor of all Base Index stocks. This means that the stock’s overall percentile ranking and potential for inclusion in the Index would be determined primarily by the remaining two or three factors. If, on any Selection Day, a Base Index stock does not possess a value for the 6-Month Price Momentum factor or the 6-Month Realized Volatility factor, that stock will not be eligible for inclusion in the Index for that quarterly period. This means that the stock will become eligible for inclusion in the Index only following a Selection Day for which it has values for both the 6-Month Price Momentum and 6-Month Realized Volatility factors.

The Base Index

The Base Index, which was launched by Solactive AG on November 4, 2015, is composed of the stocks of 500 component companies that represent the largest (by free-float market capitalization) of a universe of companies that meet certain criteria (the “Base Index Universe”). Only common stocks and real estate investment trusts (REITs) primarily listed on a regulated U.S. stock exchange are eligible for inclusion in the Base Index Universe. In addition, to be included in the Base Index Universe, a company must:

1)	be incorporated in one of: Bermuda, the British Virgin Islands, the Cayman Islands, Curacao, Guernsey, Ireland, Isle of Man, Liberia, Luxemburg, Marshall Islands, the Netherlands, Panama, Switzerland, the United Kingdom or the United States,

2)	be domiciled in one of: Bermuda, the British Virgin Islands, the Cayman Islands, Curacao, Hong Kong, Ireland, Luxemburg, Netherlands, Switzerland, the United Kingdom, or the United States,

3)	have the United States as its “country of risk,”

4)	have an average daily value (“ADV”) traded over the 6 months until and including the day of selection of at least $100,000. Companies that do not have a 6-month history (e.g., spin-offs, IPOs) must fulfil this requirement for the period of time for which the stock has traded on an exchange,

5)	have no official delisting date announced as of the day of selection,

6)	in the case of a company with multiple share lines, a ratio will be calculated that divides the 6-month ADV of every share class by the company’s most liquid share class (in terms of 6-month ADV). Only share lines whose ratio exceeds 75% are eligible for the Base Index Universe.

At each semi-annual adjustment date, all stocks in the Base Index Universe are ranked according to free-float market capitalization (calculated as the product of the shares outstanding in free float (as multiplied by the relevant closing price)). A stock that had been included in the Base Index will be excluded if its free-float market capitalization is lower than the free-float market capitalization of the stock ranked at number 525 in the Base Index Universe. Similarly, a stock that had not been included in the Base Index will be included if its free-float market capitalization is higher than the free-float market capitalization of the stock ranked at number 475 in the Base Index Universe. In addition, stocks of companies that have recently gone public are reviewed semi-annually for potential inclusion in the Base Index.

Publication and Calculation of the Index

The Index is calculated and published by the Index Sponsor each trading day from 9:00 AM to 4:30 PM, Eastern Standard Time under the Bloomberg symbol “SOLMF50.” The Index level has been set to a base level of 100 as of the close of trading on February 2, 2012. The Index is a price-return index and is published in USD.

The Index Sponsor will publish any changes to be made to the composition of the Index on each quarterly Selection Day, with such changes taking effect on the relevant Adjustment Day.

A committee composed of staff from the Index Sponsor (the “Index Committee”) is responsible for any adjustments to the Index or changes to be made on account of extraordinary events, market disruption events or a cancellation of the Base Index.

If the exchange for a stock then-included in the Index (each, an “Index Component”) does not publish a price for such Index Component, the Index Sponsor will determine the price in a manner it determines to be reasonable.

Extraordinary Events

The Index Committee may, in its discretion, substitute an Index Component with a successor stock upon the occurrence of a Merger, a Takeover Bid, a Delisting, or the Nationalization of a company (each, an “Extraordinary Event”), as determined by the Index Sponsor.

•	A “Merger” is: (a) a change in the security class or a conversion of a share class that results in a transfer or a definite obligation to transfer all the shares in circulation to another legal person, (b) a merger (either by acquisition or through formation of a new structure) or a binding obligation on the part of the issuer to exchange shares with another legal person (except in a merger or exchange under which the issuer of the Index Component is the acquiring or remaining company and which does not involve a change in security class or a conversion of all the shares in circulation), (c) a takeover offer, exchange offer, other offer or another act of a legal person for the purpose of acquiring or otherwise obtaining from the issuer 100% of the shares issued, or (d) a merger (either by acquisition or through formation of a new structure) or a binding obligation on the part of the issuer of the Index Component or its subsidiaries to exchange shares with another legal person, whereby the issuer of the Index Component is the acquiring or remaining company and it does not involve a change in the class or a conversion of all shares issued, but the shares in circulation directly prior to such an event (except for shares held and controlled by the legal person) represent in total less than 50% of the shares in circulation directly following such an event.

•	A “Takeover Bid” is a bid to acquire, an exchange offer or any other offer or act of a legal person that results in the related legal person acquiring more than 10% and less than 100% of the voting shares in circulation from the issuer of the Index Component or the right to acquire these shares, as determined by the Index Sponsor based on notices submitted to public or self-regulatory authorities or other information considered by the Index Sponsor to be relevant.

•	An Index Component is “Delisted” if the exchange on which it is traded announces pursuant to exchange regulations that the listing, trading or issuing of public quotes on the Index Component at such exchange has ceased immediately or will cease at a later date for whatever reason (provided Delisting is not because of a Merger or a Takeover Bid) and the Index Component is not immediately listed, traded or quoted again on another exchange, trading or listing system, as acceptable to the Index Sponsor.

•	A “Nationalization” occurs when all shares or the majority of the assets of the issuer of the Index Component are nationalized, appropriated or otherwise transferred to public bodies, authorities or institutions.

Any successor Index Component will be included in the Index after the close of business on the day on which the Extraordinary Event has been determined to have taken place.

The price for the Index Component on the day on which the Extraordinary Event occurs will be the last available market price for the Index Component, as determined by the Index Sponsor (or, if a market price is not available, the last available market price quoted on the exchange on a day specified as appropriate by the Index Sponsor).

In the event of the Insolvency of an issuer of an Index Component, the Index Component will remain in the Index until the next Adjustment Day. As long as a market price for the affected Index Component is available, such price will be used for purposes of calculating the level of the Index. If a market price is not available, the price for this Index Component will be set to zero. Alternatively, the Index Committee may decide to remove the Index Component that has experienced Insolvency from the Index prior to the next Adjustment Day, and to replace it with a successor Index Component, consistent with the procedures for Extraordinary Events.

An “Insolvency” occurs if (a) all shares of the respective Index Component issuer must be transferred to a trustee, liquidator, insolvency administrator or a similar public officer as a result of a voluntary or compulsory liquidation, insolvency or winding-up proceedings or comparable proceedings affecting the issuer of the Index Component, or (b) the holders of the shares of this issuer are legally enjoined from transferring the shares.

Adjustments for Corporate Actions

Following the announcement of certain corporate actions by the issuer of an Index Component, the Index Sponsor will determine whether such corporate action has a dilution, concentration or other effect on the price of the respective Index Component, and will make necessary adjustments to the affected Index Component and/or the formula for calculating the Index in order to take into account the dilution, concentration or other effect, including by determining the date on which the adjustment will come into effect. Among other things, the Index Sponsor can take into account an adjustment made by an exchange, a trading or quotation system on which options and futures contracts on the relevant Index Component are traded as a result of a corporate action. Corporate actions for which the Index Sponsor will generally make adjustments include, but are not limited to: special dividends (as characterized by the issuer of the Index Component) rights issues, capital reductions, share splits, reverse share splits and conversions. The Index Sponsor will not make any adjustments for ordinary dividends.

Solactive Market Disruption Events

In the event of a Solactive Market Disruption Event, the Index Sponsor will determine the level of the Index, taking into account the market conditions prevailing at that point in time, the last quoted trading price for each of the Index Components, as well as any other conditions that it deems relevant for purposes of determining the level of the Index.

A “Solactive Market Disruption Event” occurs if:

(a)	one of the following events occurs or exists on a trading day prior to the opening quotation time for an Index Component:

(i)	trading is suspended or restricted (due to price movements that exceed the limits allowed by the exchange or an affiliated exchange, or for other reasons) across the whole exchange, in options or futures contracts on or with regard to the Index Component, or on an exchange or trading or quotation system (as determined by the Index Sponsor) on which the Index Component is listed or quoted; or

(ii)	an event that (in the assessment of the Index Sponsor) generally disrupts and affects the opportunities of market participants to execute on the exchange transactions in respect of an Index Component, to determine market values for an Index Component, to execute on an exchange transactions with regard to options and futures contracts on an Index Component, or to determine market values for such options or futures contracts;

or

(b)	trading on the exchange or an affiliated exchange is ceased prior to the usual closing time, unless the early cessation of trading is announced by the exchange or affiliated exchange on this trading day at least one hour before:

(i)	the actual closing time for normal trading on the exchange or affiliated exchange or, if earlier,

(ii)	the closing time (if given) of the exchange or affiliated exchange for the execution of orders at the time the quote is given.